UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2015

NGFC EQUITIES, INC.
(Exact name of registrant as specified in its charter)

Florida	333-192590	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

45 Almeria Avenue Coral Gables, Florida 33134	33134
(Address of principal executive offices)	(Zip Code)

(305) 865-8193
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” refer to NGFC Equities, Inc., unless the context requires otherwise.

Item 1.01	Entry into Material Definitive Agreement

As agreed by the Board of Directors’ of the Company at a meeting held on March 10, 2015, NGFC Equities, Inc., formed NGFC Limited Partnership (“Partnership”), a Florida Limited Partnership on March 24, 2015, and entered into an agreement for the Company to be the General Partner of the Partnership.  The Partnership, located at 7135 Collins Ave No. 624, Miami Beach, FL 33141, will be offering up to one million dollars ($1,000,000) of its limited partnership interests (the “Interests”) only to 99 Limited Partners (“LP”) out of which 64 would be Accredited Investors (as defined under the Investment Act of 1940, as amended, and the rules and regulations thereunder) and to 35 sophisticated investors to invest a minimum of $50,000 each in the Partnership.  The Partnership intends to offer the Interests pursuant to the private transaction exemption in Securities and Exchange Commission (“SEC”) Regulation D, Rule 506.

The General Partner (the Company) anticipates that: (i) the offer and sale of the Interests will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and the various state securities laws; (ii) the Partnership will not be registered as an investment company under the Investment Company Act of 1940 pursuant to an exemption provided by Section 3(c)(1) thereunder; (iii) the General Partner is not and does not anticipate being registered as an investment advisor with the SEC; and (iv) nor the General Partner will be registered as a commodity pool operator under the Commodity Exchange Act. Consequently, Limited Partners will not be entitled to certain protections afforded by those statutes. The offering of Interests is made only by delivery of a copy of a Private Placement Memorandum (“Memorandum”) to a selected few persons and the offering is made only to the persons who meet the suitability standards set forth in the Memorandum.

The Partnership is formed to invest in the securities markets and provide investors with long-term investment returns by utilizing extensive fundamental analysis while mitigating any short term downswings with the help of hedging techniques in public securities markets. The General Partner may employ other strategies and may take advantage of opportunities in diverse asset classes if they meet the Partnership’s standards of investment merit. There is no public market for the Interests of the Partnership nor do we have any expectation of a market to develop. Even if such a market develops no distribution, resale or transfer of an Interest will be permitted except in accordance with the provisions of the Securities Act, the rules and regulations promulgated thereunder, any applicable state securities laws and the terms and conditions of the Partnership Agreement. Any transfer of an Interest by a Limited Partner, public or private, will require the consent of the General Partner. Accordingly, if one purchased an Interest, one will be required to represent and warrant that they have read the Memorandum and are aware of and can afford the risks of an investment in the Partnership for an indefinite period of time. Limited Partners will also be required to represent that they are acquiring the Interest for their own account, for investment purposes only, and not with any intention to resell or transfer all or any part of the Interest. This investment is suitable for investors only if they have adequate means of providing for their current and future needs, have no need for liquidity in that investment and can afford to lose the entire amount of their investment.

Following is a summary of the terms of the Partnership Agreement:

1.

The General Partner will not charge any management fee to manage the Partnership.

2.

At the end of each calendar quarter the Partnership will calculate the Net Asset Value (NAV) and any excess of NAV will be distributed 70% to the Limited Partners and 30% to the General Partner.

3.

Net Asset Value (NAV) of the Partnership means the Partnership's assets, at fair value(“marked to market”), less liabilities, including any accrued but unpaid expenses and reserves for certain circumstances. The “Net Asset Value per Interest” means the Net Asset Value of the Partnership divided by the number of Interests then outstanding. The term “marked to market” is an accounting term used to describe the adjustment of the valuation of a security or portfolio to reflect current market values, The Partnership will mark all positions, to market at the close of each quarterly trading period in order to calculate performance, taking into account both realized and unrealized profits and losses.

4.

The Partnership will grant all Limited Partners the option to convert one hundred percent of the capital they have contributed to the Partnership to shares of the General Partner, NGFC Equities Inc. at the strike price of thirty cents ($.30 cents) per Share within one year of closing the private offering.

5.

Fiscal Year of the Partnership shall end on September 30th of each year (to coincide with the fiscal year of the General Partner), which fiscal year may be changed by the General Partner, in its sole and absolute discretion.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24,2015	NGFC Equities, Inc.

	By:	/s/ I. Andrew Weeraratne
Name: I. Andrew Weeraratne
Title: Chief Executive Officer